UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2015

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(Exact name of registrant as specified in its charter)

Delaware	001-36272	37-1744899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Centrepark Boulevard Suite 210 West Palm Beach, Florida	33401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (561) 207-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2015, Daniel H. Leever, Vice Chairman of the Board and the Chief Executive Officer and President of Platform Specialty Products Corporation (“Platform”), announced his intention to retire effective on the earlier to occur of (i) the date on which Platform hires a successor to his current position as Chief Executive Officer of Platform, (ii) a date that Platform elects at its sole discretion and (iii) March 31, 2016.

Platform and Mr. Leever have agreed that Mr. Leever will be provided with all of the rights and benefits he would be entitled to receive under his existing severance agreements (all of which have previously been filed with the Securities and Exchange Commission), including (i) the Severance Letter Agreement, dated May 23, 2011, by and between MacDermid, Incorporated and Mr. Leever (the “Severance Letter”) and (ii) the Letter Agreement, dated October 29, 2013 (the “SERP Letter”), by and between Platform and Mr. Leever, regarding his rights under the MacDermid, Incorporated Supplemental Executive Retirement Plan, as amended (the “SERP”), in each case, as if the separation of his employment had been due to the termination by Platform without Cause (as defined in the Severance Letter). Mr. Leever will also be entitled to continuation of coverage under his directors’ and officers’ indemnity agreement with Platform and Platform’s directors’ and officers’ liability insurance as if his employment and membership on the Board had continued without termination for the period of the longest statute of limitations which could apply to any claim in respect of his service as an employee, Chief Executive Officer of Platform and member of the Board, or, if later, until the termination of his agreements. Mr. Leever’s receipt of the separation benefits is conditioned on his execution and non-revocation of a general release of claims against Platform, as well as non-disparagement and other customary provisions.

Item 8.01 Other Events.

Platform has agreed, subject to the satisfaction of certain conditions, to accelerate the expiration of a contractual lock-up with respect to approximately 3.0 million shares of common stock of Platform Delaware Holdings, Inc. (all of which such shares are convertible at any time into a like number of shares of Platform’s common stock) which are beneficially owned by Mr. Leever through his ownership in, and control of, Tartan Holdings, LLC (“Tartan”), an entity of which he is the sole director and manager. Platform has agreed to release the lock-up agreements on such shares (and any shares of Platform’s common stock issuable upon conversion thereof), at such time as (i) Platform’s outstanding Series B convertible preferred stock have been converted into shares of Platform’s common stock and the related guarantee payment obligations have been satisfied and (ii) Mr. Leever, acting as the sole director and manager of Tartan, exercises his authority to allocate a pro rata portion of the right to receive certain contingent purchase price payments to all current or former employees of Platform (or their related persons) who are members of Tartan (which allocations may not be changed without the prior written consent of certain members of Tartan); but in any event, such lock-up agreements shall be released no later than October 31, 2016. Currently, the lock-up with respect to half of the shares expires on October 31, 2016 and the lock-up with respect to the other half expires on October 31, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATFORM SPECIALTY PRODUCTS CORPORATION (Registrant)
October 29, 2015 (Date)	/s/ Sanjiv Khattri Sanjiv Khattri Senior Vice President and Chief Financial Officer